Exhibit 10.3

RESOLUTIONS

OF THE BOARD OF DIRECTORS

OF APPLETON PAPERS INC.

WHEREAS, the Company sponsors and maintains the Appleton Papers Inc. Retirement Plan (the “Plan”) for the benefit of eligible employees;

WHEREAS, the Company reserved the right to amend the Plan at Article 11 thereof through action of its board of directors;

WHEREAS, the Company desires to amend the Plan to make changes to the mandatory distribution provision for small pensions (i.e., pensions having a lump-sum value of $5,000 or less), as required by law; and

WHEREAS, pursuant to IRS Notice 2005-95, said amendment is considered timely made if adopted no later than the due date (including extensions) for filing the Company’s income tax return for its 2005 taxable year, which for the Company is later than the adoption of this amendment;

NOW, THEREFORE, it is:

RESOLVED, that the Appleton Papers Inc. Retirement Plan, as amended through the date of this resolution, be and it hereby is amended as follows:

1. Section 7.07 is amended by adding the following new subsection at the end thereof, to be identified as subsection (d):

(d)	In the event of a single sum distribution under subsection 7.07(b) that occurs on or after March 28, 2005, where such distribution is greater than $1,000 (but does not exceed $5,000), if the Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan in an Eligible Rollover Distribution as described in Section 7.13, or to receive the distribution directly, then the Committee will pay the distribution in an Eligible Rollover Distribution to an individual retirement plan (Code §408) designated by the Committee.

2. In all other respects, the Plan is ratified, approved and confirmed in its entirety.